Exhibit 3.1.76

Form 201

Secretary of State		Filed in the Office of the
P.O. Box 13697		Secretary of State of Texas
Austin, TX 78711-3697		Filing #: 800837003 06/29/2007
FAX: 512/463-5709		Document #: 176410530002
	Certificate of Formation	Image Generated Electronically
Filing Fee: $300	For-Profit Corporation	for Web Filing

Article I - Entity Name and Type

The filing entity being formed is a for-profit corporation. The name of the entity is:

OBTex Holdings, Inc.

The name must contain the word “corporation,” “company,” “incorporated,” “limited,” or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 2 - Registered Agent and Registered Office

☒	A. The initial registered agent is an organization (cannot be corporation named above) by the name of: CT Corporation System

OR

☐	B. The initial registered agent is an individual resident of the state whose name is set forth below:

C.	The business address of the registered agent and the registered office address is:

Street Address:

350 North St. Paul Street Dallas TX 75201

Article 3 - Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are ‘elected and qualified are set forth below:

Director 1: Joseph J. Kadow

Address: 2202 North West Shore Blvd.	5th Floor Tampa FL, USA 33607

Article 4 - Authorized Shares

The total number of shares the corporation is authorized to issue and the par value of each of such shares, or a statement that such shares are without par value, is set forth below.

Number of Shares	Par Value (must choose and complete either A or B)	Class	Series

1000000	☒ A. has a par value of $.01

☐ B. without par value.

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, and the par value (or statement of no par value), of each class. If shares of a class are to be issued in series, you must provide the designation of each series. The preferences, limitations, and relative rights of each class or series must be stated in space provided for supplemental information.

Article 5 - Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

ARTICLE 6

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except for liability resulting from:

(1) a breach of the director’s duty of loyalty to the corporation or its shareholders;

(2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4) an act or omission for which the liability of a director is expressly provided by an applicable statute; or

(5) an act related to an unlawful stock repurchase or payment of a dividend.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any limitation on the liability of any director of the corporation existing or prior to the time of such amendment, repeal or modification.

[The attached addendum, if any, is incorporated herein by reference.]

Effectiveness of Filing

☒	A. This document becomes effective when the document is filed by the secretary of state.

OR

☐	B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Organizer

The name and address of the organizer is set forth below.

Kyle V. Hill	900 Congress Ave., Suite 201, Austin Texas 78701

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

/s/ Kyle V. Hill

Signature of organizer

FILING OFFICE COPY